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                                                                     EXHIBIT 4.2

                        FIRST AMENDMENT TO LOAN AGREEMENT

                  FIRST AGREEMENT TO LOAN AGREEMENT, dated November , 2003 between and among Vestin Mortgage, Inc. ("Lender"), Mid-State Raceway, Inc. ("Raceway") and Mid-State Development Corporation ("Development" and Raceway and Development collectively the "Borrower").

                                   WITNESSETH

                  WHEREAS, the Lender and the Borrower entered into a certain Loan Agreement dated June 30, 2003 (the "Loan Agreement", the terms, conditions and definitions of which are hereby incorporated herein by reference with the same full force and effect as of set forth herein in full; and

                  WHEREAS, pursuant to the terms and conditions of the Loan Agreement the Assignment of Contracts and Permits, Assignment of Leases, Environmental Indemnity, Security Agreement (collectively the "Ancillary Collateral Documents") were executed by the respective parties thereto on June 30, 2003; and

                  WHEREAS, the parties hereto desire to amend the Loan Agreement and the Ancillary Collateral Documents to provide for the increase in the amount of the Loan by $3,000,000.00 from $23,000,000.00 to $26,000,000.00 upon the terms and conditions hereinbelow set forth.

                  NOW THEREFORE, in consideration of the premises and the terms, covenants and conditions hereinbelow set forth, the parties hereto do hereby agree as follows:

                  1.       The Loan Agreement is hereby amended as follows:

                                    (a)      The term "Loan" shall be and mean
                           the aggregate amount of TWENTY SIX MILLION
                           ($26,000,000.00) DOLLARS; and any and all references in the Loan Agreement to the sum of $23,000,000.00 shall be and mean, from and after the date hereof, the sum of $26,000,000.00;

                                    (b)      The term "Mortgage" shall include
                           (i) the Consolidated and Restated Mortgage,
                           Assignment of Leases and Rents, Security Agreement and Fixture Filing from Raceway to Lender dated as of the date hereof, encumbering that portion of the Property owned by Raceway and securing all of Borrower's obligations under the Note and the other Loan Documents, (ii) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Raceway to Lender dated as of the

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                           date hereof, encumbering that portion of the Property
                           owned by Raceway and securing all of Borrower's obligations under the Note and the other Loan Documents, and (iii) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Development to Lender dated as of the date hereof, encumbering that portion of the Property owned by Development and securing all of Borrower's obligations under the Note and the other Loan Documents;

                                    (C))     The term "Note" shall include (i)
                           the Consolidated Secured Promissory Note dated as of the date hereof, from Borrower to the order of Lender in the original stated principal amount of up to Twenty Six Million ($26,000,000.00) Dollars, as the same may be modified or amended from time to time, and (ii) the Secured Promissory Note dated as of the date hereof, from Borrower to the order of Lender in the original stated principal amount of up to Three Million ($3,000,000.00) Dollars, as the same may be modified or amended from time to time.

                                    (d)      The reference in subparagraph 2(C))
                           of the Loan Agreement to the sum of $2,700,000.00 shall be and mean, from and after the date hereof, the sum of $5,700,000.00;

                                    (e)      The reference in subparagraph 4(a)
                           of the Loan Agreement to the sum of $2,700,000.00 shall be and mean, from and after the date hereof, the sum of $5,700,000.00; and

                                    (f)      The Loan Agreement shall be amended
                           to include a new subparagraph designated as "4(f)" which shall read in its entirety as follows:

                           "4(f) At the time of the making of the first Advance in excess of $2,700,000.00 the Borrower shall pay to the Lender (out of the proceeds of such Advance) an additional Commitment and Loan Fee in the amount of $150,000.00."

                                    (g) Exhibit "B-2" of the Loan Agreement
                           shall be amended to provide that the sum of $5,700,000.00 shall be utilized for the construction and furnishing of the VLT Facility; expenses incurred in connection with the "start-up" of the operation of the VLT Facility; and for working capital.

                  2. In order to induce the Lender to execute and perform this agreement ("First Amendment") the Borrower does hereby:

                                    (a)      remake as of the date hereof, each
                           of the representation, warranties and agreements set forth in Paragraph 7 of the Loan Agreement

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                           except as set forth on Exhibit "A" annexed hereto and
                           made a part hereof; and

                                    (b)      represent, warrant, covenant and
                           agreement that each of Raceway and Development: has the full power and authority to execute, deliver and perform this First Amendment, the Note and Mortgage; has taken all action necessary to authorize the execution, delivery and performance of this First Amendment, the Note and MOrtgage; and that the execution, delivery and performance of this First Amendment and the Note and Mortgage , does not violate the constitutional documents of Raceway or Development, respectively, any agreement to which either of them is a party or by which either of them is bound, or any law; and upon the execution and delivery hereof by an officer of Raceway and Development, respectively, this First Amendment, the Note and the Mortgage shall be valid and binding upon each of Raceway and Development and fully enforceable in accordance with its respective terms.

                  3. Each of the Ancillary Collateral Documents shall be and be deemed to be amended to provide that from and after the date hereof any and all references therein respectively to the Loan Agreement, the Loan, the Note and/or the Mortgage shall be and mean such terms as respectively defined in the Loan Agreement as herein amended.

                  4. The agreement sets forth the entire agreement among the parties hereto with respect to the subject matter herein contained; shall be governed and construed in accordance with the laws of the State of Nevada; cannot be altered, amended, modified, terminated or rescinded except by a writing executed by all of the parties hereto; and shall inure to the benefit of and be binding upon the parties hereto and their respective successors, transferees and assigns.

                  IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

                                    Mid-State Raceway, Inc.

                                    By _______________________________
                                    Hoolae Paoa, President

                                    Mid-State Development Corporation

                                    By _______________________________

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                                    Hoolae Paoa, President

                                    Vestin Mortgage, Inc.

                                    By _______________________________